CAPITAL CITY BANK GROUP, INC.
217 North Monroe Street
Tallahassee, Florida 32301


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO BE HELD APRIL 27, 1994

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Capital City Bank Group, Inc., (the "Company") will be held at the Florida State Conference Center, 555 West Pensacola Street, Tallahassee, Florida, on April 27, 1994, at 4:00 p.m., for the following purposes:

(1) To fix the number of directors to be elected at five (5) and to elect the five (5) directors as set forth in the proxy statement;

(2) To ratify the appointment of Arthur Andersen & Co. as auditors for the Company for 1994; and

(3) To transact any and all such other business as may properly come before the meeting.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated April 7, 1994.

Only shareholders of record at the close of business on March 1, 1994, will be entitled to receive notice of and to vote at the meeting.

By Order of the Board of Directors,

J. Kimbrough Davis
Corporate Secretary

Tallahassee, Florida
April 7, 1994

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. A SELF-ADDRESSED, STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. SHAREHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY REVOKE THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.

CAPITAL CITY BANK GROUP, INC.
217 North Monroe Street
Tallahassee, Florida 32301

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 27, 1994

GENERAL

Purpose of Solicitation

The Annual Meeting of the Shareholders of Capital City Bank Group, Inc., (the "Company") will be held at the Florida State Conference Center, 555 West Pensacola Street, Tallahassee, Florida, on April 27, 1994, at 4:00 p.m., for the purposes set forth in the attached Notice of Annual Meeting of Shareholders and in this Proxy Statement. The accompanying Proxy is solicited on behalf of the Company's Board of Directors, at the expense of the Company, in connection with such meeting and any adjournment thereof. This Proxy Statement and the enclosed form of Proxy are being mailed to shareholders on or about April 7, 1994.

Voting of Proxies and Revocability

When the Proxy is properly executed and returned to the Company, it will be voted as directed by the shareholder executing it unless it is revoked. If no directions are given on the Proxy, the shares represented by the Proxy will be voted for fixing the number of directors at five (5), electing the five (5) directors as set forth herein and ratifying the appointment of Arthur Andersen & Co. as auditors. Any person giving a Proxy may revoke it at any time before it is exercised by the execution of another Proxy bearing a later date or by written notification to the Corporate Secretary of the Company. Shareholders who are present at the Annual Meeting may revoke their Proxy and vote in person if they so desire.

Persons Entitled to Vote and Outstanding Voting Securities

Only shareholders of record at the close of business on March 1, 1994, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of Common Stock entitles the holder to one vote on any matter coming before a meeting of the shareholders of the Company. There were 2,851,534 shares of Common Stock of the Company outstanding on the record date for the Annual Meeting.

Under the By-Laws of the Company, a majority of the shares of Common Stock entitled to vote constitutes a quorum at a meeting of shareholders. The presence of a quorum at the Annual Meeting, either in person or by written proxy, and a favorable vote of a majority of the shares represented at the Annual Meeting shall be required for the election of directors and the ratification of the auditors.

PROPOSAL ONE

ELECTION OF DIRECTORS

It is proposed that the number of directors constituting the Board of Directors for 1994 be fixed at five, and that the five nominees named on the following page be elected to serve until their successors are elected and qualified. All of the nominees currently serve as directors of the Company.

In the event of a vacancy occurring on the Board of Directors, the remaining directors, by affirmative vote of a majority thereof, whether or not constituting a quorum, may fill such vacancy for the unexpired term. If at any time the number of directors shall be increased, the additional directors to be elected may be elected by the directors then in office by the affirmative vote of a majority thereof at a regular meeting or at a special meeting called for that purpose, to serve until the next election of directors.

Information Concerning Nominees

The following table sets forth the name of each nominee for election as a director of the Company, his age, the year in which he was first elected a director of the Company, the number of shares of common stock of the Company beneficially owned by him on March 1, 1994, a brief description of his principal occupation and business experience during the last five years, directorships of certain other companies presently held by him, and certain other information. All of the nominees were elected directors by the shareholders of the Company at the last Annual Meeting of Shareholders. The nominees listed below have indicated they are willing and able to serve as directors if elected.

                                                        Shares of
                                                       Common Stock
                                                       Beneficially   Percentage
                                                         Owned On         of
       Name            Age   Information About Nominee March 1, 1994   Ownership

DuBose Ausley*          56   A director since 1982, he    236,910 (1)     8.31%
                             is Chairman of the Board
                             of the Company. Mr. Ausley
                             is Chairman of the law
                             firm of Macfarlane Ausley
                             Ferguson and McMullen and
                             has served as a director
                             of TECO Energy, Inc., since
                             1992. In March of 1993, Mr.
                             Ausley was elected to the
                             Board of Sprint Corporation
                             and he served as a director
                             of Centel Corporation from
                             1982 to 1993.

Thomas A. Barron*       41   A director since 1982, he     75,795 (2)     2.66%
                             is Treasurer of the Company.
                             He also has served as Pres-
                             ident of Capital City Second
                             National Bank since 1979 and
                             President of Industrial
                             National Bank since 1982.


Payne H. Midyette, Jr.  66   A director since 1983, he is   89,674 (3)    3.14%
                             Chairman of the Executive Com-
                             mittee of Midyette-Moor, a
                             division of Palmer & Cay/
                             Caswell, Inc. From 1985 to
                             1992 he was Chairman of
                             Alexander & Alexander, Inc.,
                             (Florida Corporation) d/b/a
                             Midyette-Moor Insurance Agency.

Godfrey Smith*(6)       80   A director since 1982, he is  556,502 (4)  19.52%
                             President of the Company.
                             Mr. Smith served as President
                             of Capital City First National
                             Bank of Tallahassee until
                             February 1989 and currently
                             serves as its Vice Chairman of
                             the Board and Chairman of the
                             Executive Committee.

William G. Smith, Jr.*(6)40  A director since 1982, he was 437,330 (5)  15.34%
                             elected Executive Vice Pres-
                             ident and Chief Operating
                             Officer of the Company in 1987
                             and President of Capital City
                             First National Bank in February
                             1989.  Previously he served as
                             Executive Vice President of
                             Capital City Bank Group, Inc.,
                             from 1982 to 1987, and as Pres-
                             ident of City National Bank from
                             1980 until July 1989.

All directors and
executive officers as a
group (6 persons)                                        1,403,237(7)   49.21%

*Serves as an executive officer of the Company.

(1) Includes (i) 60,892 shares held in trust under which Mr. Ausley serves as trustee and has sole voting and investment power; (ii) 10,000 shares owned by a corporation of which Mr. Ausley is President and as to which Mr. Ausley controls voting and investment power; (iii) 16,543 shares held in trusts under which Mr. Ausley serves as a trustee and has shared voting and investment power; and (iv) 1,475 shares owned by Mr. Ausley's wife, to which he disclaims beneficial ownership.

(2) Includes (i) 5,000 shares owned by Mr. Barron's wife; (ii) 16,343 shares held in trusts under which Mr. Barron serves as trustee; and (iii) 18,153 shares for which Mr. Barron has Power of Attorney and may be deemed to be a beneficial owner. Mr. Barron disclaims beneficial ownership of the 5,000 shares owned by his wife.

(3) Includes 31,020 shares for which Mr. Midyette has Power of Attorney and may be deemed to be a beneficial owner. Also includes 3,017 shares owned by Mr. Midyette's wife, to which he disclaims beneficial ownership.

(4) Includes 47,601 shares held by Mr. Smith's wife, to which he disclaims beneficial ownership.

(5) Includes (i) 13,996 shares in accounts for his children for which Mr. Smith is Custodian; (ii) 90,000 shares held in a trust under which Mr. Smith shares voting and investment power as a co-trustee; (iii) 6,061 shares owned by Mr. Smith's wife; and (iv) 102,512 shares held by a partnership under which Mr. Smith shares voting and investment power. Mr. Smith disclaims beneficial ownership of the 6,061 shares held by his wife.

(6) Godfrey Smith is the father of William G. Smith, Jr.

(7) Includes shares held by J. Kimbrough Davis, an executive officer of the

Company. Mr. Davis' shares include (i) 1,394 shares in which he has sole voting and investment power; (ii) 4,169 shares in which he shares voting and investment power; and (iii) 1,192 shares owned by his wife. Mr. Davis disclaims beneficial ownership of the 1,192 shares owned by his wife.

In the course of reviewing his ownership of the Company's common stock, Mr. Ausley discovered he had inadvertently failed to report two transactions involving 12,000 shares. As the transactions involved the transfer of shares between controlled entities of which Mr. Ausley is already deemed to be the beneficial owner, there was no net change in his total beneficial ownership. Mr. Ausley has subsequently filed the appropriate report to reflect the above described transactions.

Board Committees, Attendance and Compensation

Committees such as executive, audit, loan, etc., are established and functioning in the individual Group banks. The Company does not maintain any standing committees of its Board of Directors, other than its Compensation Committee which is responsible for determining awards under the Company's 1992 Stock Incentive Plan. Each of the directors of the parent company serve on the Board of Directors of three or more of the Group banks. Additionally, the directors serve on various committees established by the banks.

The director and committee fees paid to directors by the Group banks are included in the summary compensation table presented on page 7. In 1993, the Company paid directors fees of $250 per meeting attended, plus a $2,500 retainer fee. Additional fees and retainers are paid to directors in varying amounts by each of the Group banks. These fees are also included in the compensation table for 1993. Subsequent to January 1, 1993, directors who are officers of the Company are not paid director fees or a retainer. All directors of the parent company attended at least 75% of the twelve Board of Directors meetings held during 1993.

EXECUTIVE OFFICERS

Executive officers are elected annually by the Board of Directors at their meeting following the Annual Meeting of Shareholders to serve for a one year term and until their successors are elected and qualified. Messrs. Ausley, Barron, Godfrey Smith and William G. Smith, Jr., serve as directors and executive officers of the Company. The section of this proxy statement entitled "Election of Directors" contains additional information pertaining to the business experience and other positions held by these four individuals.

Executive Officers        Information Concerning Executive Officers

DuBose Ausley             Mr. Ausley, Chairman of the Board, is 56
Thomas A. Barron          Mr. Barron, Treasurer, is 41
J. Kimbrough Davis(1)     Mr. Davis, Senior Vice President and Chief
                           Financial Officer, is 40
Godfrey Smith(2)          Mr. Smith, President, is 80
William G. Smith, Jr.(2)  Mr. Smith, Executive Vice President and Chief
                          Operating Officer, is 40

(1) Mr. Davis was elected Senior Vice President and Chief Financial Officer of the Company in January 1991, served as Vice President and Chief Financial Officer from 1987 to 1990, was Corporate Secretary and Chief Accounting Officer from 1984 to 1987, Vice President of Capital City First National Bank ("First National") from 1983 to 1987, and served as Assistant Vice President of First National from 1981 to 1983.

(2) Godfrey Smith is the father of William G. Smith, Jr.

EXECUTIVE COMPENSATION

Report Of Compensation Committee

Annually, the full Board of Directors establishes the compensation for the executive officers of the Company. Some of the Company's executive officers are also officers of certain Group Banks, from which they receive additional compensation for their services. The compensation of the President of each of the Group Banks is also reviewed and approved by the Board of Directors of the Company.

Elements of corporate performance, upon which compensation decisions are made, may vary from year to year and among executive officers. Among the performance factors which the Board considers are profitability, market share, asset quality, operating efficiency and performance relative to industry standards. The three main components upon which the Company bases executive officer compensation are base salary, a cash profit participation plan and a stock incentive plan. The latter two components are determined primarily on corporate performance and constitute a significant portion of an officer's total compensation.

It is the policy of the Board of Directors to determine the base salary component of executive compensation principally upon the responsibilities of the position held, the experience of the individual and, to the extent possible, comparisons to peer groups. After considering these factors, the Board establishes a base salary which it believes is appropriate based on the individual's capabilities and a review of salary ranges for comparable positions within the peer groups.

The second component of executive officer compensation is a profit participation plan which enables the officer to earn an additional cash incentive based upon the Company's (or Group Bank's) profitability relative to profitability targets, which are established at the beginning of each year by the Board of Directors for the Company and each of the Group Banks. Cash bonuses are determined primarily on a formula basis. The amount of cash bonus which may be earned increases or decreases by a multiple of the percentage by which net income exceeds or falls short of the established targets. Cash bonuses earned under the profit participation plan generally comprise 25% to 50% of the officer's total cash compensation.

The third component of the Company's compensation package is the Company's 1992 Stock Incentive Plan. Certain executive officers of the Company and Group Bank Presidents are eligible to earn shares of the Company's common stock based upon the achievement of short and long-term performance goals established by the Compensation Committee, which consists of Messrs. Ausley and Midyette. Goals are set for each individual participant in advance by reference to five separate performance factors. The performance factors may be applied to the Company, a Group Bank or a combination thereof, depending on the position and level of responsibility of the individual participant. The five factors are return on assets, nonperforming assets, charge-offs, loan growth and deposit growth.

The weightings and specific targets used for setting short-term performance goals are subject to change annually, and are influenced by the Committee's desire to effect specified performance in certain areas in a given year. The weightings and specific targets for long-term performance goals are set with an emphasis of providing incentives to accomplish longer term financial objectives which, if accomplished, will result in the Company achieving a higher level of performance. In setting both short and long-term goals, management considers historical and peer group performance.

In January 1994, the Company issued 2,218 shares to plan participants in recognition of performance for the year ended December 31, 1993. In 1993, the Compensation Committee awarded 1,000 shares in performance grants to each participant, to be issued if certain specified long-term performance goals are achieved for the Company's 1993 and 1994 fiscal years. In February 1994, the Compensation Committee awarded an aggregate of 3,379 additional shares in performance grants to participants, to be issued if certain specified short-term performance goals are achieved for the Company's 1994 fiscal year. For a more thorough discussion of the stock incentive plan, refer to the section so designated below.

Compensation of Chief Executive Officer

The Board of Directors determined Godfrey Smith's compensation for 1993 upon a number of factors and criteria, many of which were subjective. His salary was primarily based upon a review of the salaries of chief executive officers of comparable bank holding companies, his historical salary levels and his tenure with Company. His bonus, pursuant to the Company's profit participation plan, was determined primarily with reference to the Company's profitability during 1993. His profit participation represented 30.5% of his total compensation.

BOARD OF DIRECTORS
/s/ DuBose Ausley
/s/ Thomas A. Barron
/s/ Payne H. Midyette, Jr.
/s/ Godfrey Smith
/s/ William G. Smith, Jr.

Stock Incentive Plan

The Company's 1992 Stock Incentive Plan (the "Stock Plan" ) was originally adopted by the shareholders of the Company on April 28, 1992. The Plan became effective January 1, 1992, and awards may be made until January 1, 2002. On January 21, 1994, the Company issued 2,218 shares to plan participants based on performance for the year ended December 31, 1993. These were the first shares to be issued under the plan. The purpose of the Stock Plan is to attract and retain key officers who are in a position to make material contributions to the successful operation of the business of the Company and its subsidiaries. The Stock Plan is designed to focus management's efforts on long-term results, while being attentive to short-term profitability.

A participant in the Stock Plan is not required to pay any consideration to the Company in exchange for the receipt of incentive stock awards, and the Stock Plan is administered by a committee of directors of the Company who are not eligible to receive awards pursuant to the Plan (the "Plan Committee"). Awards of incentive stock provide a participant with the number of shares of Common Stock determined by the Plan Committee, which may grant awards as either capital grants or performance grants. Performance grants provide awards of stock based upon the achievement of specified performance goals established by the Board of Directors, while capital grants are not conditioned upon the attainment of any specific performance goals.

When a performance grant is made, it may provide that shares of incentive stock will be issued to a participant only upon the achievement of certain performance goals, or the Plan Committee may issue the stock immediately, subject to later forfeiture by the participant in the event the performance goals are not met. The Plan Committee also has the discretion to issue incentive stock on other bases which it may determine. A restricted period may, but need not be, imposed on all awards under the Plan, during which Participants may not sell, assign or transfer their incentive stock. A recipient of incentive stock is entitled to all other rights of a shareholder, including the right to vote such shares and receive dividends thereon, during the restricted period. In the event of any change of control in the ownership of the Company, shares of incentive stock are freed of all restrictions, including any performance requirements. If a Stock Plan participant ceases to be an employee of the Company (other than by reason of death, disability or retirement) during the period in which his or her incentive stock remains restricted, any such restricted stock will be forfeited and returned to the Company. Upon death, disability or retirement, shares of incentive stock are freed of restrictions to the extent determined by the Plan Committee.

Retirement Plan

Capital City Bank Group, Inc., maintains a noncontributory, defined benefit retirement plan which covers all full-time employees (and certain part-time employees with 1,000 hours of service annually) of Capital City Bank Group, Inc., and the Group banks. The plan, which contains a five-year vesting requirement, provides monthly payments upon retirement at age 65 based generally upon the average monthly compensation for the last five consecutive years in which compensation was highest within the last ten years of employment, with additional pre-retirement disability and death benefits. The plan includes profit participation payments as part of the compensation covered by the plan. The 1993 compensation covered by the plan was $95,600 for Mr. Ausley, $241,210 for Mr. Barron, $110,665 for Mr. Davis, $272,800 for Mr. Godfrey Smith and $272,102 for Mr. William G. Smith, Jr. At December 31, 1993, Messrs. Ausley, Barron, Davis and William G. Smith, Jr., had 19, 19, 12 and 15 years of credited service, respectively, under the plan. At December 31, 1993, Mr. Godfrey Smith had 56 years of service. On July 1, 1983, Mr. Godfrey Smith, being beyond the age of 65, withdrew a portion of his vested benefits in a lump sum from the plan. On January 1, 1992, Mr. Godfrey Smith began receiving a required minimum distribution of $5,061 per month.

Benefits are equal to the accrued benefits as of December 31, 1988, computed in accordance with a prior formula, plus a percentage of average monthly compensation for each year of service after 1988. The following table sets forth annual retirement benefits payable under the plan to employees in the specified period-of-service and compensation classifications, assuming the participant was born in 1955 or later, all service is after 1988, and retirement is at the age of 65.
                                             Estimated Annual Pension(2) for
Highest Consecutive                       Representative Years of Service Credit
 Five-Year Average                       (Exclusive of Social Security Benefits)
    Salary(1)                            10 Years      20 years        30 years

   $ 30,000                              $ 5,928        $11,856         $17,784
     40,000                                8,208         16,416          24,624
     50,000                               10,488         20,976          31,464
     60,000                               12,768         25,536          38,304
     70,000                               15,048         30,096          45,144
     80,000                               17,328         34,656          51,984
     90,000                               19,608         39,216          58,824
    100,000                               21,888         43,776          65,664
    125,000                               27,588         55,176          82,764
    150,000                               33,288         66,576          99,864
    175,000                               38,988         77,976         116,964
    200,000                               44,688         89,376         118,800
    235,000 and higher                    52,668        105,336         118,800

(1) Maximum recognized for benefit purposes in 1994 is $150,000, versus $235,840 in 1993. (2) Maximum permitted in 1994 is $118,800 versus $115,641 in 1993.

Employees with service prior to 1989 or born prior to 1955 will have different benefits from those shown above, depending upon their year of birth, years of service prior to 1989, and compensation level. No single table is possible for these employees due to the multiple variables involved.

Compensation Committee Interlocks and Insider Participation

The Group banks had outstanding loans to certain of the Company's directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

DuBose Ausley, Chairman of the Board, is Chairman of Macfarlane Ausley Ferguson and McMullen, the Company's general counsel. During 1993, the Company and its Group banks paid legal fees to the law firm totalling $266,000.

Payne H. Midyette, Jr., Director, is Chairman of the Executive Committee of Midyette-Moor, a division of Palmer & Cay/Carswell, Inc. During 1993, the Midyette-Moor Agency earned commissions totalling $60,500 based on policies issued and in effect for the Company and its Group banks.

Messrs. Ausley and Midyette are members of the Compensation Committee which administers the Company's Stock Plan.

City National's main office is located on land leased from the Smith Interest General Partnership in which several directors and officers have an interest. Lease payments during 1993 totalled approximately $51,900.

Comparative Performance of the Company

The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total shareholder return on its Common Stock with the cumulative shareholder return of (i) a broad equity market index, and (ii) a published industry index. This chart should not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934. The chart below compares the total return on the Company's common stock with the Standard and Poor's 500 Index and the Carson Medlin Company's Independent Bank Index (weighted), and assumes an investment of $100 on December 31, 1987, in each of the Company's Common Stock, the stock comprising the Standard & Poor's 500 Index, and the stock comprising the Independent Bank Index (weighted), in each case with dividends reinvested. The market for the Company's Common Stock is illiquid and there is no independent source of information, such as the National Association of Securities Dealers Automated Quotation System, which reports trades in the Common Stock. Management of the Company believes that the Common Stock trades relatively infrequently based on the number of transfers of Common Stock presented to the transfer agent for processing. Therefore, comparisons of the performance of the Common Stock to indices comprised of actively-traded securities in liquid markets may not necessarily be meaningful.

     [Paper Copy of Performance Graph Filed Under Cover of Form SE]

Executive Compensation

The following summary compensation table sets forth information concerning compensation for services in all capacities earned or paid to the Company's Chief Executive Officer and the most highly compensated executive officers of the Company who earned over $100,000 in aggregate salary, bonus and other compensation in 1993.

SUMMARY COMPENSATION TABLE


                                         Annual Compensation                     Long-Term Compensation
                                                                                 Restricted
Name and                Fiscal                                  Other Annual       Stock       LTIP
Principal Position       Year     Salary($)(1)  Bonus($)(1)   Compensation($)(l) Awards ($)(4) Payouts($)

Godfrey Smith            1993      197,800       87,000                 -               -           -
President and CEO        1992      176,103       75,000            34,400(3)            -           -
                         1991      175,000       75,000            33,200(3)            -           -

William G. Smith, Jr.    1993      132,000      152,400            14,404(2)        26,000          0
Executive Vice President 1992      103,000      140,000            36,150(3)            -           -
  and COO                1991      103,000      119,500            36,050(3)            -           -

Thomas A. Barron         1993      148,000      106,100             7,046(2)        26,000          0
Treasurer                1992      110,600      119,200            41,550(3)             -
                         1991      105,600      112,200            38,850(3)             -

J. Kimbrough Davis       1993       78,100       33,800             6,630(2)        26,000          0
Senior Vice President    1992       66,213       32,500             5,900(3)             -          -
  and CFO                1991       60,000       25,000             6,050(3)             -          -

DuBose Ausley            1993       75,600       29,000                 -                -          -
Chairman of the Board    1992       60,000       20,000            35,750(3)             -          -
                         1991       60,000       20,000            38,800(3)             -          -

<F1>
(1) Includes compensation for services as officer of Group Banks, where applicable.
<F2>
(2) Reflects the value of short-term incentive stock awards issued for 1993 performance.
<F3>
(3) Director and Committee Fees.
<F4>
(4) Issuance of these stock awards is subject to the plan participants achieving certain specified long-
    term performance goals.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning each person known to be a beneficial owner of more than 5% of the outstanding shares of the common stock as of March 1, 1994.

                             Amount Beneficially Owned                Percent
Name and Address                as of March 1, 1994                  of Class

Godfrey Smith
Post Office Box 900
Tallahassee, Florida 32302         556,502(1)                         19.52%

DuBose Ausley
Post Office Box 391
Tallahassee, Florida 32302         236,910(2)                          8.31%

William G. Smith, Jr.
Post Office Box 900
Tallahassee, Florida 32302         437,330(3)                         15.34%

R. H. Smith
Post Office Box 11248
Tallahassee, Florida 32302         429,249(4)                         15.05%

(1) Includes 47,601 shares held by Mr. Smith's wife, to which he disclaims beneficial ownership.

(2) Includes (i) 60,892 shares held in trust under which Mr. Ausley serves as trustee and has sole voting and investment power; (ii) 10,000 shares owned by a corporation of which Mr. Ausley is President and as to which Mr. Ausley controls voting and investment power; (iii) 16,543 shares held in trusts under which Mr. Ausley serves as a trustee and has shared voting and investment power; and (iv) 1,475 shares owned by Mr. Ausley's wife, to which he disclaims beneficial ownership.

(3) Includes (i) 13,996 shares in accounts for his children for which Mr. Smith is Custodian; (ii) 90,000 shares held in a trust under which Mr. Smith shares voting and investment power as a co-trustee; (iii) 6,061 shares owned by Mr. Smith's wife; and (iv) 102,512 shares held by a partnership under which Mr. Smith shares voting and investment power. Mr. Smith disclaims beneficial ownership of the 6,061 shares held by his wife.

(4) Includes (i) 14,656 shares in accounts for his children for which Mr. Smith is Custodian; (ii) 90,000 shares held in a trust under which Mr. Smith shares voting and investment power as a co-trustee; (iii) 6,828 shares owned by Mr. Smith's wife; and (iv) 102,512 shares held by a partnership under which Mr. Smith shares voting and investment power. Mr. Smith disclaims beneficial ownership of the 6,828 shares held by his wife.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Arthur Andersen & Co., independent certified public accountants, as independent auditors for Capital City Bank Group, Inc., and its subsidiaries for the current fiscal year ending December 31, 1994, subject to ratification by the shareholders. Fiscal 1994 will be the first year Arthur Andersen & Co. will audit the books and records of the Company. The decision to change the Company's independent auditors from James

D. A. Holley & Co. to Arthur Andersen & Co. was made by the Company's Board of Directors on January 21, 1994. Arthur Andersen & Co. was engaged on April 5, 1994. During the periods in which James D. A. Holley & Co. audited the books and records of the Company, none of the reports issued by such firm on the financial statements of the Company contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. The Company has never had any disagreements with James
D. A. Holley & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Representatives of James D. A. Holley & Co. will be present at the meeting and will be given an opportunity to make a statement, if they so desire, and to respond to questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994.

SHAREHOLDERS' PROPOSALS

Shareholders who intend to submit proposals to the Company's shareholders at the 1995 Annual Meeting must submit such proposals to the Company no later than December 8, 1994, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Shareholder proposals should be submitted to J. Kimbrough Davis, Capital City Bank Group, Inc., Post Office Box 11248, Tallahassee, Florida 32302.

MISCELLANEOUS

The Company has filed an annual report for the fiscal year ended December 31, 1993, on Form 10-K with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Company's annual report on Form 10-K by writing to the Chief Financial Officer at the Company's corporate address.

The Board of Directors knows of no other matters which will be brought before the Annual Meeting of Shareholders. Execution of Item 3 of the proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgement on other business, if any, that may properly come before this meeting or any adjournments thereof.

For the Board of Directors,


J. KIMBROUGH DAVIS
Corporate Secretary
Tallahassee, Florida

April 7, 1994